Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
First Quarter Fiscal 2017 Results

•	Achieves reported basis EPS of $1.55 and comparable basis EPS of $1.54

•	Generates $346 million of operating cash flow and $177 million of free cash flow

•	Updates fiscal 2017 reported basis EPS outlook to $5.98 - $6.28 and reaffirms fiscal 2017 comparable basis EPS outlook of $6.05 - $6.35

•
Reaffirms fiscal 2017 operating cash flow target of at least $1.5 billion and free cash flow projection of $250 - $350 million; continues to expect total capital expenditures to be $1.25 - $1.35 billion for fiscal 2017

•	Completes next phase of capacity expansion to 20 million hectoliters at Nava brewery

•	Completes acquisition of The Prisoner Wine Company brands at the end of April 2016

•	Declares quarterly cash dividend

First Quarter 2017 Financial Highlights*
(in millions, except per share data)
	Reported	% Change	Comparable	% Change
Net sales	$1,872	15%	$1,872	15%

Operating income	$553	29%	$549	21%

Operating margin	29.5%	+330 bps	29.3%	+150 bps

Earnings before interest and taxes (EBIT)	NA	NA	$549	21%

Net income attributable to CBI	$318	33%	$317	24%

Diluted net income per share attributable to CBI (EPS)	$1.55	31%	$1.54	22%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., June 30, 2016 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its first quarter 2017 results.

“With sales and net income up double digits, our first quarter results are setting the stage for fiscal 2017,” said Rob Sands, president and chief executive officer, Constellation Brands. “We’re off to a great start due to our ability to effectively integrate and grow our recently acquired brands, increase margin across the portfolio, and drive consumer demand through our best in class marketing and sales execution efforts for our core, higher margin, premium brands. We also completed a significant expansion milestone at our Nava brewery, bringing our total current capacity to 20 million hectoliters.”
Net Sales Commentary
For the quarter, the company generated consolidated net sales growth of 15 percent. This reflects organic net sales growth on a constant currency basis of 10 percent and acquisition benefits primarily from Ballast Point and Meiomi.
Net sales for beer increased 19 percent. This was primarily due to a 15 percent increase in organic net sales driven by volume growth and favorable pricing.
“We successfully kicked off our ‘120 Days of Summer’ selling season by posting depletion growth of almost 10%. At retail, Constellation was the #1 share gainer in the high-end segment of the U.S. beer market and won the Cinco de Mayo and Memorial Day holidays as the fastest growing among the top 5 suppliers. Ballast Point continues to achieve outstanding levels of growth, posting depletions of more than 60% in the first quarter,” said Sands.
Wine and spirits net sales increased eight percent, which primarily reflects the acquisition benefit of Meiomi and organic net sales growth on an organic constant currency basis of three percent driven by volume growth and favorable mix.
The U.S. wine business gained IRI dollar share and achieved strong earnings growth and margin expansion driven by high-end wine acquisitions and Constellation’s award winning collection of Focus Brands. The Canadian wine business also posted solid results and continued to gain share across major market segments.
“We recently closed on The Prisoner acquisition and have successfully integrated this collection of super-luxury wine brands into our portfolio. Our other high-end wine acquisition, Meiomi, posted IRI dollar growth of more than 90% during the quarter and achieved double digit depletion growth along with several of our other Focus Brands including Kim Crawford, Black Box, Clos du Bois, Ruffino, Mark West and Woodbridge by Robert Mondavi,” said Sands.
Operating Income Commentary
For the quarter, consolidated reported and comparable basis operating income increased 29 percent and 21 percent, respectively.
For first quarter 2017, pre-tax comparable adjustments totaled a net benefit of $4 million as compared to $27 million of expense for the same period last year.
Beer operating income increased 22 percent, primarily due to organic volume growth, favorable pricing and benefit from the Ballast Point acquisition. The 17 percent increase in wine and spirits operating income primarily reflects the benefit from the Meiomi acquisition, organic volume growth and favorable mix.

Operating Cash Flow and Free Cash Flow Commentary
For the quarter, operating cash flow totaled $346 million, an increase of 68 percent. Free cash flow for the first quarter 2017 totaled $177 million, as compared to $76 million for the same period last year. This reflects the higher operating cash flow, partially offset by higher capital expenditures.
“We are pleased with our strong operating cash flow results during the first quarter and remain focused on achieving our full year goal of generating $1.5 to $1.7 billion of operating cash flow. Due to significant ongoing investments in our beer operations, we continue to target free cash flow in the range of $250 to $350 million for fiscal 2017,” said David Klein, executive vice president and chief financial officer, Constellation Brands.
Quarterly Dividend
On June 29, 2016, Constellation’s board of directors declared a quarterly cash dividend of $0.40 per share of Class A Common Stock and $0.36 per share of Class B Common Stock, payable on August 24, 2016, to stockholders of record as of the close of business on August 10, 2016.
Outlook
The table below sets forth management’s current EPS expectations for fiscal 2017 compared to fiscal 2016 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY17 Estimate	FY16 Actual	FY17 Estimate	FY16 Actual
Fiscal Year Ending Feb. 28/29	$5.98 - $6.28	$5.18	$6.05 - $6.35	$5.43
For fiscal 2017, the beer business continues to expect net sales and operating income growth of approximately 14 - 17 percent. These growth rates include an estimated incremental benefit from the Ballast Point acquisition. For the wine and spirits business, the company continues to expect net sales growth in the mid single-digit range and operating income growth in the mid to high single-digit range. These growth rates include an estimated incremental benefit from the Meiomi and The Prisoner wine brands acquisitions.
Fiscal 2017 guidance also includes the following current assumptions:

•	Interest expense: approximately $325 - $335 million

•	Tax rate: approximately 29 percent

•	Weighted average diluted shares outstanding: approximately 206 million

•	Operating cash flow: approximately $1.5 - $1.7 billion

•	Capital expenditures: approximately $1.25 - $1.35 billion

•	Free cash flow: approximately $250 - $350 million
Conference Call
A conference call to discuss first quarter 2017 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Thursday, June 30, 2016 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and EPS are as reported under generally accepted accounting principles. Operating income, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2015, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.
Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, estimated diluted EPS, expected cash flow, prospects, future payments of dividends, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Aug. 31, 2016, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
Any decision whether to pursue a potential initial public offering for a portion of the company’s Canadian wine business (the “Canadian IPO”) is subject to the determination and discretion of the company. There can be no assurance that the Canadian IPO will occur or will occur on any contemplated timetable.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•
Mexicali brewery construction and Nava brewery expansion activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary permits and regulatory approvals;

•	accuracy of supply projections, including those relating to Mexicali brewery construction and Nava brewery expansion and glass sourcing;

•
timeframe and actual costs associated with beer supply, Mexicali brewery construction and Nava brewery expansion and glass sourcing, including joint venture glass plant expansion, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	operating cash flow, free cash flow, and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	accuracy of projections associated with the acquisitions of the Meiomi wine brand, Ballast Point and The Prisoner Wine Company brand portfolio;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2016, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	May 31, 2016	February 29, 2016
Assets

Current assets:
Cash and cash equivalents	$167.3	$83.1
Accounts receivable	773.3	732.5
Inventories	1,918.8	1,851.6
Prepaid expenses and other	359.1	310.4

Total current assets	3,218.5	2,977.6

Property, plant and equipment	3,507.2	3,333.4
Goodwill	7,350.2	7,138.6
Intangible assets	3,440.4	3,403.8
Other assets	113.7	111.6

Total assets	$17,630.0	$16,965.0

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$29.8	$408.3
Current maturities of long-term debt	1,587.8	856.7
Accounts payable	558.5	429.3
Accrued excise taxes	39.7	33.6
Other accrued expenses and liabilities	482.9	544.4

Total current liabilities	2,698.7	2,272.3

Long-term debt, less current maturities	6,690.6	6,816.2
Deferred income taxes	1,092.2	1,022.2
Other liabilities	159.9	162.5

Total liabilities	10,641.4	10,273.2

CBI stockholders’ equity	6,848.0	6,559.6
Noncontrolling interests	140.6	132.2

Total stockholders’ equity	6,988.6	6,691.8

Total liabilities and stockholders’ equity	$17,630.0	$16,965.0

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended
	May 31, 2016	May 31, 2015
Sales	$2,053.0	$1,798.0
Excise taxes	(181.2)	(166.7)
Net sales	1,871.8	1,631.3

Cost of product sold	(990.5)	(894.2)
Gross profit	881.3	737.1

Selling, general and administrative expenses	(328.6)	(309.8)
Operating income	552.7	427.3

Equity in earnings of equity method investees	0.7	1.0
Interest expense	(84.6)	(77.5)
Income before income taxes	468.8	350.8

Provision for income taxes	(149.7)	(110.6)
Net income	319.1	240.2
Net income attributable to noncontrolling interests	(0.8)	(1.6)
Net income attributable to CBI	$318.3	$238.6

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$1.61	$1.24
Basic – Class B Convertible Common Stock	$1.46	$1.12

Diluted – Class A Common Stock	$1.55	$1.18
Diluted – Class B Convertible Common Stock	$1.43	$1.09

Weighted average common shares outstanding:
Basic – Class A Common Stock	176.542	171.370
Basic – Class B Convertible Common Stock	23.353	23.376

Diluted – Class A Common Stock	205.367	202.855
Diluted – Class B Convertible Common Stock	23.353	23.376

Cash dividends declared per common share:
Class A Common Stock	$0.40	$0.31
Class B Convertible Common Stock	$0.36	$0.28

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Three Months Ended
	May 31, 2016	May 31, 2015
Cash flows from operating activities
Net income	$319.1	$240.2
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax provision	56.0	38.3
Depreciation	55.8	43.0
Stock-based compensation	16.0	12.3
Amortization of intangible assets	4.2	11.7
Amortization of debt issuance costs	3.2	3.2
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable	(39.0)	(98.3)
Inventories	(19.0)	37.0
Prepaid expenses and other current assets	(31.6)	0.6
Accounts payable	55.9	21.1
Accrued excise taxes	6.0	2.2
Other accrued expenses and liabilities	(75.4)	(105.2)
Other	(5.3)	(0.4)
Total adjustments	26.8	(34.5)
Net cash provided by operating activities	345.9	205.7

Cash flows from investing activities
Purchase of business	(284.9)	—
Purchases of property, plant and equipment	(169.4)	(129.7)
Other investing activities	0.4	(1.6)
Net cash used in investing activities	(453.9)	(131.3)

Cash flows from financing activities
Proceeds from issuance of long-term debt	700.0	—
Excess tax benefits from stock-based payment awards	68.8	63.6
Proceeds from shares issued under equity compensation plans	15.9	9.6
Proceeds from noncontrolling interests	9.5	—
Net proceeds from (repayments of) notes payable	(379.1)	50.9
Principal payments of long-term debt	(94.2)	(79.4)
Dividends paid	(79.3)	(59.8)
Payments of minimum tax withholdings on stock-based payment awards	(45.5)	(38.3)
Payments of debt issuance costs	(3.2)	—
Purchases of treasury stock	(1.0)	—
Net cash provided by (used in) financing activities	191.9	(53.4)

Effect of exchange rate changes on cash and cash equivalents	0.3	(0.4)

Net increase in cash and cash equivalents	84.2	20.6
Cash and cash equivalents, beginning of period	83.1	110.1
Cash and cash equivalents, end of period	$167.3	$130.7

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On August 3, 2015, we acquired the Meiomi wine brand and certain related assets (“Meiomi”). On December 16, 2015, we acquired all of the issued and outstanding common and preferred stock of Home Brew Mart, Inc. d/b/a Ballast Point Brewing & Spirits (“Ballast Point”). On April 29, 2016, we acquired The Prisoner Wine Company portfolio of brands and certain related assets (“Prisoner”). We define organic net sales for the respective periods as reported net sales less net sales of Meiomi, Ballast Point and Prisoner products, as appropriate. We provide organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)
	May 31, 2016	May 31, 2015	Percent Change	Currency Impact
Consolidated net sales	$1,871.8	$1,631.3	15%	—%	15%
Less: Meiomi (2)	(35.3)	—
Less: Ballast Point (2)	(42.4)	—
Less: Prisoner (3)	(4.9)	—
Consolidated organic net sales	$1,789.2	$1,631.3	10%	—%	10%

Beer net sales	$1,151.0	$965.8	19%	—%	19%
Less: Ballast Point (2)	(42.4)	—
Beer organic net sales	$1,108.6	$965.8	15%	—%	15%

Wine and Spirits net sales	$720.8	$665.5	8%	(1%)	9%
Less: Meiomi (2)	(35.3)	—
Less: Prisoner (3)	(4.9)	—
Wine and Spirits organic net sales	$680.6	$665.5	2%	(1%)	3%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2016, through May 31, 2016, included in the three months ended May 31, 2016.

(3)	For the period April 29, 2016, through May 31, 2016, included in the three months ended May 31, 2016.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION

BEER (in millions, branded product, 24-pack, 12-ounce case equivalents)

	Three Months Ended
	May 31, 2016	May 31, 2015	Percent Change
Shipment volume	68.9	60.3	14.3%
Organic shipment volume (1)	67.5	60.3	11.9%

Depletion volume (2) (3)			9.7%
WINE AND SPIRITS (in millions, branded product, 9-liter case equivalents)

	Three Months Ended
	May 31, 2016	May 31, 2015	Percent Change
Shipment volume	16.4	15.7	4.5%
Organic shipment volume (4)	16.1	15.7	2.5%
U.S. Domestic shipment volume	12.4	11.7	6.0%
U.S. Domestic organic shipment volume (4)	12.1	11.7	3.4%
U.S. Domestic Focus Brands shipment volume (5)	7.1	6.3	12.7%
U.S. Domestic organic Focus Brands shipment volume (4) (5)	6.8	6.3	7.9%

U.S. Domestic depletion volume (2) (6)			5.0%
U.S. Domestic Focus Brands depletion volume (2) (5) (6)			11.9%

(1)	Includes an adjustment to remove Ballast Point shipment volumes for the period March 1, 2016, through May 31, 2016, for the three months ended May 31, 2016.

(2)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(3)	Includes depletion of Ballast Point products for the prior comparable period of March 1, 2015, through May 31, 2015, for the three months ended May 31, 2015.

(4)
Includes an adjustment to remove Meiomi shipment volumes for the period March 1, 2016, through May 31, 2016, and Prisoner shipment volumes for the period April 29, 2016, through May 31, 2016, for the three months ended May 31, 2016.

(5)
U.S. Domestic Focus Brands include the following brands:  Black Box, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Meiomi, Mount Veeder, Nobilo, Robert Mondavi, Ruffino, Saved, Simi, SVEDKA Vodka, The Dreaming Tree, The Prisoner Brands and Wild Horse.

(6)
Includes depletion of Meiomi products for the prior comparable period of March 1, 2015, through May 31, 2015, and Prisoner products for the prior comparable period of April 29, 2015, through May 31, 2015, for the three months ended May 31, 2015.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended
	May 31, 2016	May 31, 2015	Percent Change
Beer
Segment net sales	$1,151.0	$965.8	19%
Segment gross profit	$572.2	$474.9	20%
% Net sales	49.7%	49.2%
Segment operating income	$409.3	$336.5	22%
% Net sales	35.6%	34.8%

Wine and Spirits
Wine net sales	$643.1	$587.8	9%
Spirits net sales	77.7	77.7	—%
Segment net sales	$720.8	$665.5	8%
Segment gross profit	$298.0	$270.8	10%
% Net sales	41.3%	40.7%
Segment operating income	$168.0	$144.2	17%
% Net sales	23.3%	21.7%
Segment equity in earnings of equity method investees	$0.8	$1.0	(20%)

Corporate Operations and Other
Segment operating loss	$(28.6)	$(26.5)	8%
Segment equity in losses of equity method investees	$(0.1)	$—	NM

Consolidated operating income	$552.7	$427.3
Comparable Adjustments	(4.0)	26.9
Comparable operating income	548.7	454.2
Equity in earnings of equity method investees	0.7	1.0
Consolidated EBIT	$549.4	$455.2
NM=Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended May 31, 2016			Three Months Ended May 31, 2015			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,871.8		$1,871.8	$1,631.3		$1,631.3	15%	15%
Cost of product sold	(990.5)	$(11.1)		(894.2)	$8.6
Gross profit	881.3	(11.1)	$870.2	737.1	8.6	$745.7	20%	17%
Selling, general and administrative expenses	(328.6)	7.1		(309.8)	18.3
Operating income	552.7	(4.0)	$548.7	427.3	26.9	$454.2	29%	21%
Equity in earnings of equity method investees	0.7			1.0
EBIT			$549.4			$455.2	NA	21%
Interest expense	(84.6)			(77.5)
Income before income taxes	468.8	(4.0)	$464.8	350.8	26.9	$377.7	34%	23%
Provision for income taxes	(149.7)	2.7		(110.6)	(9.5)
Net income	319.1	(1.3)		240.2	17.4
Net income attributable to noncontrolling interests	(0.8)	—		(1.6)	0.4
Net income attributable to CBI	$318.3	$(1.3)	$317.0	$238.6	$17.8	$256.4	33%	24%

EPS (1)	$1.55	$(0.01)	$1.54	$1.18	$0.09	$1.26	31%	22%

Weighted average common shares outstanding – diluted	205.367		205.367	202.855		202.855

Gross margin	47.1%		46.5%	45.2%		45.7%
Operating margin	29.5%		29.3%	26.2%		27.8%
Effective tax rate	31.9%		31.6%	31.5%		31.8%

	Three Months Ended May 31, 2016				Three Months Ended May 31, 2015
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges (3)	Other (4)	Total	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges (3)	Other	Total
Cost of product sold	$10.3	$—	$(21.4)	$(11.1)	$8.9	$—	$(0.3)	$8.6
Selling, general and administrative expenses	$2.3	$1.1	$3.7	$7.1	$5.3	$13.0	$—	$18.3
Operating income	$12.6	$1.1	$(17.7)	$(4.0)	$14.2	$13.0	$(0.3)	$26.9
Provision for income taxes	$(4.7)	$(0.4)	$7.8	$2.7	$(4.8)	$(4.8)	$0.1	$(9.5)
Net loss attributable to noncontrolling interests	$—	$—	$—	$—	$0.4	$—	$—	$0.4
Net income attributable to CBI	$7.9	$0.7	$(9.9)	$(1.3)	$9.8	$8.2	$(0.2)	$17.8

EPS (1)	$0.04	$—	$(0.05)	$(0.01)	$0.05	$0.04	$—	$0.09

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended May 31, 2016, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Meiomi and the June 2013 beer business. For the three months ended May 31, 2015, acquisitions, divestitures and related costs consist of integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant.

(3)
For the three months ended May 31, 2016, and May 31, 2015, restructuring and related charges consist of costs recognized in connection with the company’s plan initiated in May 2015 to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business (the “Fiscal 2016 Plan”).

(4)
For the three months ended May 31, 2016, other consists of a net gain from the mark to fair value of undesignated commodity derivative contracts, partially offset by costs incurred in connection with our continuing evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS

	Range for the Year Ending February 28, 2017
Forecasted EPS - reported basis (GAAP)	$5.98	$6.28
Acquisitions, divestitures and related costs (1)	0.08	0.08
Other (2)	(0.01)	(0.01)
Forecasted EPS - comparable basis (Non-GAAP) (3)	$6.05	$6.35

Actual for the Year Ended February 29, 2016
EPS - reported basis (GAAP)	$5.18
Acquisitions, divestitures and related costs (1)	0.22
Restructuring and related charges (4)	0.05
Other (2)	(0.01)
EPS - comparable basis (Non-GAAP) (3)	$5.43

(1)
Includes an estimated $0.03, $0.03 and $0.02 EPS for the year ending February 28, 2017, associated with transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of Prisoner, the June 2013 beer business and Meiomi, respectively. Includes $0.14, $0.07 and $0.01 EPS for the year ended February 29, 2016, associated with transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant, Meiomi and Ballast Point, respectively. (3)

(2)
Includes an estimated ($0.07) and $0.06 EPS for the year ending February 28, 2017, associated with a net gain from the mark to fair value of undesignated commodity derivative contracts and costs incurred in connection with our continuing evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business, respectively. Includes ($0.08) and $0.06 EPS for the year ended February 29, 2016, associated with dividend income from a retained interest in a previously divested business and a net loss from the mark to fair value of undesignated commodity derivative contracts, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

(4)	Includes $0.05 EPS for the year ended February 29, 2016, associated with the Fiscal 2016 Plan.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2017
Net cash provided by operating activities (GAAP)	$1,500.0	$1,700.0
Purchases of property, plant and equipment	(1,250.0)	(1,350.0)
Free cash flow (Non-GAAP)	$250.0	$350.0
	Actual for the Three Months Ended May 31, 2016	Actual for the Three Months Ended May 31, 2015
Net cash provided by operating activities (GAAP)	$345.9	$205.7
Purchases of property, plant and equipment	(169.4)	(129.7)
Free cash flow (Non-GAAP)	$176.5	$76.0